Exhibit 23.1

SADLER, GIBB & ASSOCIATES, L.L.C.
Registered with the Public Company
Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Eternity Healthcare, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated August 31, 2011, with respect to the financial statements of Eternity Healthcare, Inc., in its registration statement on Form S-1 relating to the registration of 18,484,995 shares of common stock.  We also consent to the reference of our firm under the caption “interests of name experts and counsel” in the registration statement.

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC
Salt Lake City, UT
September 21, 2011